Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

The undersigned hereby certifies that he is the duly elected and acting Vice President and Treasurer of CenterPoint Energy Houston Electric, LLC, as servicer (the “Servicer”), under the Transition Property Servicing Agreement dated as of January 19, 2012 (the “Servicing Agreement”) between the Servicer and CenterPoint Energy Transition Bond Company IV, LLC (the “Issuer”) and further that:

1. A review of the activities of the Servicer and of its performance under the Servicing Agreement during the twelve months ended December 31, 2012 has been made under the supervision of the undersigned pursuant to Section 3.03 of the Servicing Agreement; and

2. To the best of the undersigned’s knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Servicing Agreement throughout the twelve months ended December 31, 2012.

Executed as of this 28th day of March, 2013.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:	/s/ Marc Kilbride
Name: Marc Kilbride
Title: Vice President and Treasurer (Senior Officer in Charge of Servicing Function)